Preferred Apartment Communities, Inc. Announces Approval of All Proposals at the Special Meeting of Stockholders

Atlanta, GA, November 19, 2020

Preferred Apartment Communities, Inc. (NYSE: APTS) ("PAC" or the "Company") today announced that holders of the Company’s common stock voted to approve both Proposal 1, a proposal to approve an Articles of Amendment to give bylaw access to common stockholders, and Proposal 2, a proposal to approve an Articles of Amendment to reduce the Company’s call option on its Series A Redeemable Preferred Stock from 10 years to 5 years. Of the 70.11% voting on Proposals 1 and 2, 97.75% and 95.4% voted in favor of Proposal 1 and Proposal 2, respectively.
“We are extremely pleased that our common stockholders were overwhelmingly supportive of our efforts to enhance our corporate governance and improve our capital flexibility,” said Joel T. Murphy, the Company’s President and Chief Executive Officer. Mr. Murphy added, “Our Board of Directors is committed to best practices in corporate governance and our effort to proactively provide bylaw access to our common stockholders is consistent with that goal. Further, with the passage of Proposal 2, PAC now has enhanced flexibility to strategically redeem our Series A preferred stock much earlier, so as to provide us with greater balance sheet and expense control flexibility. We believe all of these efforts should ultimately help drive long term earnings growth and value creation for our stockholders.”
About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers and Class A office buildings. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of September 30, 2020, the Company owned or was invested in 125 properties in 15 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of forward-looking terminology such as "may", "trend", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "goals", "objectives", "outlook" and similar expressions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the coronavirus (COVID-19) pandemic on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 and (c) those disclosed in PAC's filings with the Securities and

Exchange Commission. PAC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com

Preferred Apartment Communities, Inc.
Paul Cullen  770-818-4144
Executive Vice President-Investor Relations
Email: Investorrelations@pacapts.com